Exhibit 99.2

Certain Remarks of Elissa J. Lindsoe

Urologix, Inc. Teleconference

January 30, 2008

•	The operating results for the second quarter fiscal 2008 were disappointing as we continue to see revenue erosion consistent with the contracting BPH treatment marketplace.

•	For the second quarter of fiscal 2008, revenue from catheter sales to direct accounts declined 22% sequentially. This decrease is driven primarily by reduced volume.

•

While we took significant impairment charges related to this product in our 4th quarter of FY07 — in Q2 of FY08, we further impaired the long lived assets and increased the reserves against other assets as well as accrued purchase commitments made by our supplier for this end-of-life product. The reason for these additional charges is that our cash flow forecast from this product line was reduced over its expected remaining life. The reduced forecast is the result of faster conversions from Prostaprobes catheters to CTC and Targis catheters as we experienced delays in the end of life build at our outsourced manufacturing facility in Costa Rica. The remainder of the decrease in the gross profit rate is driven by unfavorable manufacturing variances and fixed overhead absorption as volumes decline.

•	Despite the operating loss incurred in the quarter, we were able to maintain a stable cash balance as accounts receivable collections outpaced reduced sales.

Certain Remarks of Kirsten Doerfert

Urologix, Inc. Teleconference

January 30, 2008

•

The largest contributing factor to our underperformance was a loss of close to a quarter of a million dollars in sales due to the shortage of Prostaprobes at the end of the quarter, as we experienced a delay in the end of life build. This impacted both the direct channel and third party mobile sales.

•

We intensified our efforts during the quarter to convert as many customers to the Targis / CoolWave platform as possible. Although we were unable to take orders from large third party mobile customers, they had sufficient inventory to carry through the quarter and we will continue the conversion process for these remaining customers in Q3. In the end, we successfully converted well over half of the users, significantly reducing the impact of the probe shortage. Many of the converted customers are now serviced through the Urologix owned mobile channel.

•

Our dependence on sizable orders from customers at the end of the quarter was the other significant contributor to the shortfall. Many of our direct customers place large orders every few quarters and we are working to transition them to a more frequent ordering pattern.

•	Last quarter we saw an influx of new physicians to mobile with 11% more treating physicians than the prior quarter.

•	Revenue growth was slightly lower than physician growth as we experienced a decline in the number of treatments per physician through the holidays.

2